As filed with the Securities and Exchange Commission on July 6, 2011

File No. 333-147105

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARSHALL & ILSLEY CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin

(State or other jurisdiction of incorporation or organization)

20-8995389

(I.R.S. Employer Identification Number)

c/o BMO Financial Corp.

111 West Monroe Street

P.O. Box 755

Chicago, Illinois, USA 60690

Tel: +1 312-461-7745

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Excel Bank Corporation 1998 Equity Incentive Plan

Excel Bank Corporation 2005 Equity Incentive Plan

Marshall & Ilsley Corporation 2006 Equity Incentive Plan

United Community Bankshares of Florida, Inc. Director Stock Option Plan

United Community Bankshares of Florida, Inc. Officers’ and Employees’ Stock Option Plan

1994 Key Employee Stock Option Plan

Gold Banc Corporation, Inc. 1996 Equity Compensation Plan

Incentive Stock Option Plan, dated May 28, 1996

1999 Stock Option and Equity Incentive Plan, dated March 22, 1999

Trustcorp Financial, Inc. 1997 Non-Qualified Stock Option Plan, as amended

2005 Directors Deferred Compensation Plan of Marshall & Ilsley Corporation

2003 Executive Stock Option and Restricted Stock Plan

1994 Long-Term Incentive Plan for Executives

M&I Retirement Program

Marshall & Ilsley Corporation 2000 Employee Stock Purchase Plan

Marshall & Ilsley Corporation 2000 Executive Stock Option and Restricted Stock Plan

Marshall & Ilsley Corporation Amended and Restated Directors Deferred Compensation Plan

Marshall & Ilsley Corporation 1997 Executive Stock Option and Restricted Stock Plan

Marshall & Ilsley Corporation 1995 Directors Stock Option Plan

Marshall & Ilsley Corporation 1993 Executive Stock Option Plan

1989 Executive Stock Option and Restricted Stock Plan of Marshall & Ilsley Corporation

(Full title of the plan)

Colleen Hennessy

111 West Monroe Street

P.O. Box 755

Chicago, Illinois, USA 60690

Tel: +1 312-461-7745

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES; TERMINATION OF REGISTRATION STATEMENT

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”), relates to the Registration Statement on Form S-8 (File No. 333-147105) (the “Registration Statement”), which was initially filed with the Securities and Exchange Commission by Marshall & Ilsley Corporation, a Wisconsin corporation (“M&I”), and became effective on November 2, 2007. The Registration Statement registered 46,369,291 shares of M&I’s common stock, par value $1.00 per share (the “Common Stock”) for issuance pursuant to the Excel Bank Corporation 1998 Equity Incentive Plan, the Excel Bank Corporation 2005 Equity Incentive Plan, the Marshall & Ilsley Corporation 2006 Equity Incentive Plan, the United Community Bankshares of Florida, Inc. Director Stock Option Plan, the United Community Bankshares of Florida, Inc. Officers’ and Employees’ Stock Option Plan, the 1994 Key Employee Stock Option Plan, the Gold Banc Corporation, Inc. 1996 Equity Compensation Plan, the Incentive Stock Option Plan, dated May 28, 1996, the 1999 Stock Option and Equity Incentive Plan, dated March 22, 1999, the Trustcorp Financial, Inc. 1997 Non-Qualified Stock Option Plan, as amended, the 2005 Directors Deferred Compensation Plan of Marshall & Ilsley Corporation, the 2003 Executive Stock Option and Restricted Stock Plan, the 1994 Long-Term Incentive Plan for Executives, the M&I Retirement Program, the Marshall & Ilsley Corporation 2000 Employee Stock Purchase Plan, the Marshall & Ilsley Corporation 2000 Executive Stock Option and Restricted Stock Plan, the Marshall & Ilsley Corporation Amended and Restated Directors Deferred Compensation Plan, the Marshall & Ilsley Corporation 1997 Executive Stock Option and Restricted Stock Plan, the Marshall & Ilsley Corporation 1995 Directors Stock Option Plan, the Marshall & Ilsley Corporation 1993 Executive Stock Option Plan, the 1989 Executive Stock Option and Restricted Stock Plan of Marshall & Ilsley Corporation (collectively, the “Plans”). This Post-Effective Amendment is being filed for the sole purpose of terminating the Registration Statement and deregistering any unissued shares previously registered under the Registration Statement and issuable under the Plans.

On July 5, 2011, pursuant to an Agreement and Plan of Merger, dated December 17, 2010, as supplemented and amended, by and among M&I, Bank of Montreal (“BMO”) and Mike Merger Sub, LLC, an indirect wholly-owned subsidiary of BMO (“Merger Sub”), M&I merged with and into Merger Sub, with Merger Sub as the surviving entity (the “Initial Merger”). Immediately thereafter, Merger Sub merged with and into Harris Financial Corp., a Delaware corporation and Merger Sub’s direct parent (“BFC”), with BFC as the surviving corporation, which was renamed “BMO Financial Corp.” pursuant to the certificate of merger (collectively with the Initial Merger, the “Mergers”).

As a result of the Mergers, BFC, as successor to M&I by virtue of the Mergers, has terminated all offerings of M&I’s securities pursuant to its registration statements, including the Registration Statement. BFC hereby removes from registration, by means of this Post-Effective Amendment, any and all unissued shares of Common Stock registered under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

BMO FINANCIAL CORP. as successor by merger to Marshall & Ilsley Corporation

By:	/S/ ELLEN M. COSTELLO	July 6, 2011
Ellen M. Costello Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ ELLEN M. COSTELLO	Chief Executive Officer and President, Director (principal executive officer)	July 6, 2011
Ellen M. Costello

/S/ PAMELA C. PIAROWSKI	Senior Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)	July 6, 2011
Pamela C. Piarowski

/S/ STEPHEN E. BACHAND	Director	July 6, 2011
Stephen E. Bachand

/S/ PASTORA SAN JUAN CAFFERTY	Director	July 6, 2011
Pastora San Juan Cafferty

/S/ FRANK M. CLARK	Director	July 6, 2011
Frank M. Clark

/S/ SUSAN T. CONGALTON	Director	July 6, 2011
Susan T. Congalton

/S/ JOHN W. DANIELS	Director	July 6, 2011
John W. Daniels

/S/ ARNOLD W. DONALD	Director	July 6, 2011
Arnold W. Donald

/S/ WILLIAM A. DOWNE	Director	July 6, 2011
William A. Downe

/S/ MARK F. FURLONG	Director	July 6, 2011
Mark F. Furlong

/S/ DAVID A. GALLOWAY	Director	July 6, 2011
David A. Galloway

/S/ DAVID J. LUBAR	Director	July 6, 2011
David J. Lubar

/S/ JEROME A. PERIBERE	Director	July 6, 2011
Jerome A. Peribere

/S/ JOHN RAU	Director	July 6, 2011
John Rau

/S/ JOHN SHIELY	Director	July 6, 2011
John Shiely

/S/ MICHAEL VAN HANDEL	Director	July 6, 2011
Michael Van Handel